                                                   Exhibit 2.3

                              GUARANTY AGREEMENT

     GUARANTY AGREEMENT (the "Guaranty") dated August 22, 1997 (the "Closing Date") by and among Greg S. Fennell and James E. Olsen (collectively, the "Sellers") and AgriBioTech, Inc., a Nevada corporation ("ABT").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, ABT has agreed to purchase from the Sellers all of the issued and outstanding shares of capital stock of Olsen Fennell Seeds, Inc. ("Olsen Fennell") pursuant to a Stock Purchase Agreement dated August 22, 1997 (the "Stock Purchase Agreement"), by and among ABT, the Sellers and Olsen Fennell;

     WHEREAS, pursuant to Section 3(a)(ii) of the Stock Purchase Agreement, ABT will transfer to the Sellers 777,500 registered shares of Common Stock of ABT (the "ABT Shares"); and

     WHEREAS, pursuant to Section 3(a)(ii) of the Stock Purchase Agreement, the Sellers have entered into a Lock-Up Agreement (the "Lock-Up"), pursuant to which they have agreed that they shall not sell, transfer or otherwise dispose of the ABT Shares except during the time periods and in the amounts set forth in the Lock-Up; and

     WHEREAS, pursuant to Section 3(c) of the Stock Purchase Agreement, ABT has guaranteed the Net Proceeds (as defined below) from the sale of the ABT Shares when sold pursuant to the Lock-Up.

     NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants appearing in this Guaranty, the parties hereto hereby agree as follows:

     SECTION 1. The ABT Shares, if sold pursuant to the Lock-Up, shall have Guaranteed Net Proceeds (defined as gross sales price less customary sales commissions and any applicable stock transfer and sales taxes) guaranteed by ABT pursuant to the following schedule:

                                         MAXIMUM
                                         NUMBER     GUARANTEED     GUARANTEED
QUARTER          SALE PERIOD           OF SHARES   PRICE/ SHARE   NET PROCEEDS
-------          -----------           ---------   ------------   ------------
  1       Sept. 1 - Dec. 31, 1997        137,500    8.00/share      $1,100,000

  2       Jan. 1 - March 31, 1998        100,000    9.00/share         900,000

  3       April 1 - June 30, 1998        140,000   10.00/share       1,400,000

  4       July 1 - Sept. 30, 1998        100,000   10.50/share       1,050,000

  5       Oct. 1 - Dec. 31, 1998         100,000   11.00/share       1,100,000

                                         MAXIMUM
                                         NUMBER     GUARANTEED     GUARANTEED
QUARTER          SALE PERIOD           OF SHARES   PRICE/ SHARE   NET PROCEEDS
-------          -----------           ---------   ------------   ------------
  6       Jan. 1 - March 31, 1999        100,000   11.50/share       1,150,000

  7       April 1 - June 30, 1999        100,000   12.00/share       1,200,000
                                         -------                    ----------
                                         777,500                    $7,900,000

     SECTION 2. (a) To the extent that sales of ABT Shares pursuant to the Lock-Up are made at prices per Share which are lower than the Guaranteed Price/Share set forth in the Schedule above, ABT shall pay to the Sellers cash for any shortfalls in the Guaranteed Net Proceeds on the last day of the month following the end of the quarter in which such shortfall occurred; provided, however, that
(i) any shortfalls shall be calculated on a cumulative basis such that a shortfall in any one quarter may be offset by surpluses in previous quarters and
(ii) such cumulative shortfall shall be adjusted by subtracting from such amount an amount equal to 120,000 multiplied by the difference between the five day average price/share measured at the end of such measured period (if greater than $5.00/share) and $5.00.

                (b) Any ABT Shares that Sellers elect not to sell during their allocated quarters as described above shall be eligible for sale after June 30, 1999 in such quantities as Sellers desire. The Guaranty shall not apply to the Net Proceeds received from the sale of such Shares.

                (c) In the event that Sellers offer, sell, transfer or otherwise dispose of the ABT Shares in violation of the Lock-Up, without the prior written consent of ABT, (i) the Guaranty shall not apply to the Net Proceeds received from such sale and shall from that time be null and void, and (ii) ABT shall be entitled to all Net Proceeds received from such sale and all subsequent sales of ABT Shares above $14.00 per Share.

     SECTION 3. Subject to Section 6 hereunder, this Agreement shall inure to the benefit of and be binding upon ABT, its successors and assigns, and upon the Sellers, their heirs, executors, administrators, legatees and legal representatives.

     SECTION 4. Should any part of this Guaranty, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Guaranty had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Guaranty without including therein any portion which may for any reason be declared invalid.

     SECTION 5. This Guaranty shall be construed and enforced in accordance with the laws of the State of Nevada applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State.

     SECTION 6. This Guaranty and all rights hereunder are personal to the parties and shall not be assignable, and any purported assignment in violation thereof shall be null and void.

     SECTION 7. (A) All notices, requests, consents, and demands by the parties hereunder shall be delivered by fax, by hand, by recognized national overnight courier or by deposit in the United States Mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the address set forth below:

              (i) if to the Sellers to:

                    Greg S. Fennell
                    5702 Charles Circle
                    Lake Oswego, OR 97034
                    Telecopier No.: (503) 624-1179

                    James E. Olsen
                    3372 Concomly S.E.
                    Salem, OR 97306
                    Telecopier No.: (503) 399-7119

                    with a copy to:

                    Clark, Lindauer, McClinton, Fetherston,
                    Edmonds and Lippold
                    880 Liberty Street N.E.
                    P.O. Box 2206
                    Salem, Oregon 97301
                    Attention: Ben Fetherston, Esq.
                    Telecopier No.: (503) 585-3978


              (ii) if to the Buyer to:

                    AgriBioTech, Inc.
                    2700 Sunset Road, Suite C-25
                    Las Vegas, Nevada 89120
                    Attention: Johnny R. Thomas, President
                    Telecopier No.: (702) 798-8808
                    with a copy to:

                    Snow Becker Krauss P.C.
                    605 Third Avenue
                    New York, New York  10158
                    Attention: Elliot H. Lutzker, Esq.

                    Telecopier No.:  (212) 949-7052

                 (B) Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or, unless the recipient proves that the notice was received later or not received, three (3) days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

      SECTION 8. (a) ABT shall be in default under this Guaranty upon failure of ABT to comply with any payment ("Default Payment") due under Section 2(a) of this Guaranty within 30 days after receipt of written notice from Sellers demanding such compliance. Upon default, and at any time after default hereunder, Sellers may declare a default under the Trust Deed and pursue all remedies entitled to thereunder; for payment of the Default Payment. All other payments not yet due under this Guaranty shall not otherwise be affected, until their respective sale periods. The Sellers' election to declare a default under the Trust Deed and seek payment of the Default Payment shall not be exclusive and shall not limit or otherwise impair Sellers' available remedies at law or in equity to enforce the terms of this Agreement.

                 (b) In the event that ABT commences a voluntary bankruptcy proceeding, or there is an Order of Relief entered in an involuntary bankruptcy case against ABT (which involuntary petition is not dismissed within sixty (60) days after the date of filing) and the trustee in bankruptcy voids this Guaranty or otherwise refuses to make the Default Payment to Sellers, then and only in such event will the Sellers be relieved of all obligations under the non-competition provisions set forth in each of the Sellers' Employment Agreements entered into on this date.

      SECTION 9. The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or any condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

      IN WITNESS WHEREOF, the parties hereto have executed this Guaranty as of the day and year first written above.

                                 /s/ Greg S. Fennell
                                 ------------------------------------------
                                 Greg S. Fennell

                                 /s/ James E. Olsen
                                 ------------------------------------------
                                 James E. Olsen

                                 AGRIBIOTECH, INC.

                                 By: /s/ Kathleen L. Gillespie
                                     --------------------------------------
                                     Kathleen L. Gillespie, Vice President